As filed with the Securities and Exchange Commission on March 27, 2012

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM S-8

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

MER TELEMANAGEMENT SOLUTIONS LTD.
(Exact name of registrant as specified in its charter)

Israel	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

14 Hatidhar Street, Ra’anana 43665, Israel
(Address of Principal Executive Offices) (Zip Code)

2006 STOCK OPTION PLAN
      (Full title of the plan)
MTS IntegraTRAK Inc. Attn.: Josef Brikman 65 State Rt 4E River Edge, NJ 07661
(Name, address of agent for service)

Tel: 1 (800) 745-8725
(Telephone number, including area code, of agent for service)

Copy to: Steven J. Glusband, Esq. Carter Ledyard & Milburn LLP 2 Wall Street New York, New York 10005 (212) 732-3200

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)		Proposed maximum offering price per share		Proposed maximum aggregate offering price	Amount of registration Fee (2)
Ordinary shares, par value NIS 0.01 per share	127,500	(3)	$1.88	(4)	$239,700	$27.47
Ordinary shares, par value NIS 0.01 per share	122,500	(5)	$1.94	(6)	$237,650	$27.23
Ordinary shares, par value NIS 0.01 per share	150,000	(5)	$1.44	(6)	$216,000	$24.75
Total	400,000		N/A		$698,450	$79.45

(1)
In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended, this Registration Statement also covers an indeterminate number of shares of the Registrant's ordinary shares, par value NIS 0.02 per share (the "Ordinary Shares") that may be offered or issued pursuant to the Registrant's 2006 Stock Option Plan by reason of stock splits, stock dividends or similar transactions.

(2)	Calculated pursuant to Section 6(b) of the Securities Act of 1933, as amended, as follows: proposed maximum aggregate offering price multiplied by 0.0001146.

(3)	Issuable under options that may be granted in the future under the 2006 Stock Option Plan.

(4)
Pursuant to Rule 457(c) and (h) under the Securities Act of 1933, as amended, the proposed maximum offering price per share is calculated based on the basis of the average of the daily high and low sale prices ($1.88 and $1.88, respectively) of an Ordinary Share as quoted on the NASDAQ National Market on March 22, 2012. [Maximum 5 business days prior to filing]

(5)	Issuable under options granted under the 2006 Stock Option Plan.

(6)
Pursuant to Rule 457(c) and (h) under the Securities Act of 1933, as amended, in the case of Ordinary Shares purchasable upon exercise of outstanding options, the proposed maximum offering price is the exercise price provided for in the relevant option.

___________________________________________________

This Registration Statement shall become effective immediately upon filing as provided in Rule 462 under the Securities Act of 1933.

___________________________________________________

EXPLANATORY NOTE

The purpose of this Registration Statement on Form S-8 is to register 400,000 Ordinary Shares for issuance under Mer Telemanagement Solutions Ltd., or the Company, 2006 Stock Option Plan: In June 2006, the Company adopted its 2006 Stock Option Plan, or the 2006 Plan, under which up to 200,000 post-reverse split ordinary shares may be issued (subject to standard adjustments) to employees, officers and non-employee directors of the Company and its affiliates.  At the Company’s 2011 annual general meeting, its shareholders approved an amendment to the 2006 Plan to provide for the issuance thereunder of an additional 200,000 post-reverse split ordinary shares and to increase the total number of ordinary shares with respect to which options may be granted thereunder to any eligible employee during any 12 month period to 150,000 (instead of 50,000 according to the original 2006 Plan) ordinary shares, subject to adjustment as provided in the 2006 Plan.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents filed by the Registrant with the  Securities Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (Commission File No. 000-20892), are incorporated herein by reference:

(a)	The Registrant's Annual Report on Form 20-F for the fiscal year ended December 31, 2011 filed with the Commission on March 26, 2012;

(b)	The Registrant’s Report of Foreign Private Issuer on Form 6-K submitted to the Commission on March 22, 2012.

(c)	The description of the Registrant’s Ordinary Shares contained in the Registrant’s registration statement on Form F-1 filed with the Commission on October 18, 1996.

All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, and all Reports on Form 6-K submitted to the Commission subsequent to the date hereof, to the extent that such Reports indicate that information therein is incorporated by reference into the Registrant’s Registration Statements on Form S-8, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part of this Registration Statement from the date of filing of such documents.

Item 4.    DESCRIPTION OF SECURITIES

Not applicable.

Item 5.   INTEREST OF NAMED EXPERTS AND COUNSEL

Not applicable.

Item 6.    INDEMNIFICATION OF DIRECTORS AND OFFICERS

Exculpation of Office Holders.  The Israeli Companies Law provides that an Israeli company cannot exculpate an office holder from liability with respect to a breach of his or her duty of loyalty.   If permitted by its articles of association, a company may exculpate in advance an office holder from his or her liability to the company, in whole or in part, with respect to a breach of his or her duty of care.  However, a company may not exculpate in advance a director from his or her liability to the company with respect to a breach of his duty of care in the event of distributions.

Insurance of Office Holders.  Israeli law provides that a company may, if permitted by its articles of association, enter into a contract to insure its office holders for liabilities incurred by the office holder with respect to an act or omission performed in his or her capacity as an office holder, as a result of: (i) a breach of the office holders duty of care to the company or another person; (ii) a breach of office holders duty of loyalty to the company, provided that the office holder acted in good faith and had reasonable cause to assume that the act would not prejudice the company’s interests; and (iii) a financial liability imposed upon the office holder in favor of another person.

Indemnification of Office Holders.  Under Israeli law a company may, if permitted by its articles of association, indemnify an office holder for acts or omissions performed by the office holder in such capacity for (a) monetary liability imposed upon the office holder in favor of another person pursuant to a court judgment, including a settlement or an arbitration award approved by a court; (b) reasonable litigation expenses, including attorney’s fees, actually incurred by the office holder as a result of an investigation or proceeding instituted against him or her by a competent authority, provided that such investigation or proceeding concluded without the filing of an indictment against the office holder or the imposition of any monetary liability in lieu of criminal proceedings, or concluded without the filing of an indictment against the office holder and a monetary liability was imposed on him or her in lieu of criminal proceedings with respect to a criminal offense that does not require proof of criminal intent; and (c) reasonable litigation expenses, including attorneys’ fees, actually incurred by the office holder or imposed upon the office holder by a court: (i) in an action, suit or proceeding brought against the office holder by or on behalf of the company or another person, (ii) in connection with a criminal action in which the office holder was acquitted, or (iii) in connection with a criminal action in which the office holder was convicted of a crime that does not require proof of criminal intent.

Israeli law provides that a company’s articles of association may permit the company to (a) indemnify an office holder retroactively, following a determination to this effect made by the company after the occurrence of the event in respect of which the office holder will be indemnified; and (b) undertake in advance to indemnify an office holder, except that with respect to a monetary liability imposed on the office holder by any judgment, settlement or court-approved arbitration award, the undertaking must be limited to types of occurrences, which, in the opinion of the company’s board of directors, are, at the time of the undertaking, foreseeable due to the company’s activities and to an amount or standard that the board of directors has determined is reasonable under the circumstances.

Limitations on Exculpation, Insurance and Indemnification.  These provisions are specifically limited in their scope by Israeli law, which provides that a company may not indemnify an office holder, nor exculpate an office holder, nor enter into an insurance contract which would provide coverage for any monetary liability, incurred as a result of certain improper actions.

The term “office holder” of a company includes a director, general manager, chief business manager, deputy general manager, vice general manager, or any person filling any of these positions in a company even if he or she holds a different title, and also includes any other manager directly subordinate to the general manager.

Pursuant to the Israeli Companies Law, exculpation of, procurement of insurance coverage for, and an undertaking to indemnify or indemnification of, our office holders must be approved by our audit committee and our board of directors and, if the office holder is a director, also by our shareholders.

Our Articles of Association allow us to insure, indemnify and exempt our office holders, to the fullest extent permitted by the provisions of the Israeli Companies Law.  We maintain a directors’ and officers’ liability insurance policy with a per claim and aggregate coverage limit of $5 million, including legal costs incurred in Israel.  We have provided several of our directors and officers a letter of indemnification for liabilities or expenses incurred as a result of their acts in their capacity as directors and officers of our company, in an aggregate amount not to exceed $3 million.

Administrative Sanctions.  A recent amendment to the Israeli Securities Law, 5728-1968, or the Israeli Securities Law, and a corresponding amendment to the Israeli Companies Law, authorizes the Israeli Securities Authority to impose administrative sanctions against companies like ours and their office holders for certain violations of the Israeli Securities Law or the Israeli Companies Law.  These sanctions include monetary sanctions and certain restrictions on serving as a director or senior officer of a public company for certain periods of time.  The maximum amount of the monetary sanctions that could be imposed upon individuals is a fine of NIS 1.0 million (currently equivalent to approximately $260,000), plus the greater of the following amounts payable to persons who suffered damages as a result of the violation: (i) the amount of profits earned or losses avoided by the violator as a result of the violation, up to NIS 1.0 million, or (ii) compensation for damages suffered by the injured persons, up to 20% of the fine imposed on the violator.

The amendments to the Israeli Securities Law and to the Israeli Companies Law provide that only certain types of such liabilities may be reimbursed by indemnification and insurance.  Specifically, legal expenses (including attorneys' fees) incurred by an individual in the applicable administrative enforcement proceeding and any compensation payable to injured parties for damages suffered by them (as described in clause (ii) of the immediately preceding paragraph) are permitted to be reimbursed via indemnification or insurance, provided that such indemnification and insurance are authorized by the company's articles of association.

To enable us to continue to be able to indemnify and insure our office holders to the full extent permitted by law, our shareholders, at our 2011 annual general meeting, approved to amend our Articles of Association to authorize indemnification and insurance in connection with administrative proceedings, including without limitation, the specific amendments to the Israeli Securities Law and the Israeli Companies Law described above.

Item 7.   EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

Item 8.	EXHIBITS.

4.1	Memorandum of Association (1)

4.2	Articles of Association, as amended (1)

4.3	The 2006 Stock Option Plan (2)

5	Opinion of Abramson & Co.

23.1	Consent of Abramson & Co.

23.2	Consent of Kost Forer Gabbay & Kasierer

24	Power of Attorney (included as part of this Registration Statement)
                             ________________________________________
(1)	Filed as an exhibit to our registration statement on Form F-1, registration number 333-05814, filed with the Securities and Exchange Commission, and incorporated herein by reference.
(2)	Filed as Appendix B to Item 1 of the Registrant's Report on Form 6-K for the month of June 2006 submitted on June 23, 2006, and incorporated herein by reference.

Item 9.   UNDERTAKINGS

(a)           The undersigned Registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);
(ii)
To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration, by means of a post-effective amendment, any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Israel on this 27th day of March, 2012.

Mer Telemanagement Solutions Ltd.

By:	/s/ Eytan Bar
Name:	Eytan Bar
Title:	Chief Executive Officer

POWERS OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that the undersigned officers and directors of Mer Telemanagement Solutions Ltd, an Israeli company (the “Company”), hereby constitute and appoint Eytan Bar and Alon Mualem, and each of them, the true and lawful agents and attorneys-in-fact of the undersigned with full power and authority in said agents and attorneys-in-fact, and in either or both of them, to sign for the undersigned and in their respective names as officers and as directors of the Company, a Registration Statement on Form S-8 (or other appropriate form) (the “Registration Statement”) and file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, and with full power of substitution, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, the Registration Statement has been signed by the following persons in the capacities indicated on March 27, 2012.

Signature	Title
/s/ Chaim Mer Chaim Mer	Chairman of the Board of Directors
/s/ Eytan Bar Eytan Bar	Chief Executive Officer
/s/ Alon Mualem Alon Mualem	Corporate Chief Financial Officer (Principal Financial and Accounting Officer)
/s/ Isaac Ben-Bassat Isaac Ben-Bassat	Director
/s/ Roger Challen Roger Challen	Director
/s/ Steven Glusband Steven J. Glusband	Director
/s/ Yaacov Goldman Yaacov Goldman	Director
/s/ Lior Salansky Lior Salansky	Director
/s/ Varda Trivaks Varda Trivaks	Director
/s/ Eytan Barak Eytan Barak	Director
MTS IntegraTRAK Inc. /s/Josef Brikman By: Josef Brikman President	Authorized Representative in the United States